EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statements of Additional Information of MFS Emerging Markets Debt Fund, MFS New Endeavor Fund and MFS Strategic Value Fund in Post-Effective Amendment No. 68 to the Registration Statement (Form N-1A, No. 33-1657).

We also consent to the incorporation by reference, in such Statement of Additional Information of our reports, dated September 12, 2008, with respect to the financial statements and financial highlights of MFS Emerging Markets Debt Fund, MFS New Endeavor Fund and MFS Strategic Value Fund, included in the Annual Reports to Shareholders for the fiscal year ended July 31, 2008.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

November 25, 2008